June 28, 2021

Waycross Independent Trust

4965 U.S. Highway 20, Suite 2900

Louisville, KY 40222

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Waycross Long/Short Equity Fund and Waycross Focused Core Equity Fund (formerly, the Waycross Focused Equity Fund), each a series portfolio of the Waycross Independent Trust (the “Trust”) that is included in Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-239562), and Amendment No. 2 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23581), on Form N-1A of the Trust.

If you have any questions concerning the foregoing, please contact the undersigned at (513) 629-9482 or bjhowell@strausstroy.com.

Very truly yours,

/s/ Bo J. Howell

On behalf of Strauss Troy Co., LPA